Exhibit 99.2

                   (Letterhead of PricewaterhouseCoopers LLP)



                         Report of Independent Auditors

To the Boards of Directors and Shareholder of A.I. Credit Corp., AICCO, Inc., AICCO, Inc., Imperial Premium Finance, Inc. and Imperial Premium Funding, Inc.:

We have examined management's assertion, included in the accompanying Exhibit I, that A.I. Credit Corp, AICCO, Inc. ("AICCO I"), AICCO, Inc. ("AICCO II), Imperial Premium Finance, and Imperial Premium Funding Inc. (collectively, the "Servicers") have complied with the specified servicing related requirements related to the Series 2004-1 AICCO Premium Finance Master Trust (the "Trust"), for the eight months ended December 31, 2004, as set out in Article III and
Article IV of the Trust's Sales and Servicing Agreement (the "Agreement") and
Section 2.20 and Article 5 of the Trust's Base Indenture (as supplemented by the 2004-1 Series Supplement), subclause (c) of Section 2.01 of the Agreement and subclause (ii)(A) of subsection 2.06(d) of the Agreement. The applicable sections are listed in Exhibit I, and sections noted as not applicable are excluded from the scope of this report. Management is responsible for the Servicers compliance with these specified servicing related requirements. Our responsibility is to express an opinion on management's assertion about the Servicers compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Servicers compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Servicers compliance with specified requirements.

In our opinion, management's assertion that A.I. Credit Corp., AICCO I, AICCO II, Imperial Premium Finance, Inc., and Imperial Premium Funding, Inc. complied with the aforementioned requirements during the eight months ended December 31, 2004 is fairly stated, in all material respects.


/s/ PricewaterhouseCoopers LLP

New York, New York
March 29, 2005